Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 dated October 12, 2018) and related Prospectus of AT&T Inc. for the registration of various classes of US Notes due 2022 through 2097 and to the incorporation by reference therein of our report dated February 20, 2018, except for Notes 1, 4 and 20, as to which the date is October 12, 2018, with respect to the consolidated financial statements of AT&T included in its Current Report on Form 8-K dated October 12, 2018, our report dated February 20, 2018, with respect to the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2017, and our report dated February 20, 2018, with respect to the financial statement schedule of AT&T included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

October 12, 2018